Exhibit 10.2
UNISYS CORPORATION
2024 Long-Term Incentive and Equity Compensation Plan
Profit-Based Cash Award Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Grantee within thirty (30) days of receipt. In the event that this Agreement is not accepted electronically by Grantee within this time period, Grantee shall be deemed to have rejected the Award.

1.    Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation ("Unisys" or the “Company”), hereby grants to the grantee named below (“Grantee”) a Profit-based cash award (the “Award”) in accordance with Section 10 of the Plan. Each Award represents an obligation of the Company to make a cash payment to Grantee on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with Appendix A, Appendix B, and any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), for each Award that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no termination of employment or service has occurred prior to the respective vesting date (unless otherwise provided in the Plan or this Agreement). Unless otherwise provided in the Addendum, the Award is payable in cash in USD into a brokerage account set up for Grantee in the United States.
Grantee:                    #ParticipantName#

Target Payment:                #QuantityGranted#

Date of Grant:                #GrantDate#

Vesting Date:    The Vesting Date is set forth in Appendix A to this Agreement.

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. For purposes of this Agreement, to the extent Grantee is not employed by the Company, “Employer” means the subsidiary of the Company that employs Grantee.
The terms of the Award are as follows:
2.    Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. All notices to the Company shall be addressed to the Company as indicated in Section 25 of the Plan. Notices to Grantee shall be addressed and delivered as provided in Section 25 of the Plan. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Grantee at his or her last designated address shall be effective to bind Grantee and any other person who acquires rights or a claim thereto under this Agreement.
3.    Grantee’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.

4.    Except as otherwise provided under the terms of the Plan or this Agreement, including in paragraphs 5, 6 and 7 of this Agreement, all Awards granted under this Agreement that have not vested will be forfeited and all rights of Grantee with respect to such Awards will terminate without any payment by the Company upon termination of employment or service by Grantee or by the Employer prior to the applicable vesting date for such Awards, as set forth in Appendix A (the "Vesting Date").
For purposes of this Award, termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee's employment or service contract, if any) is deemed to occur effective as of the date that Grantee is no longer actively employed or providing services to the Employer and will not be extended by any notice period (e.g., Grantee's period of employment or service with the Employer or any other subsidiary would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Grantee is no longer actively employed or providing services to the Employer for purposes of the Award (including whether Grantee may still be considered to be providing such services while on a leave of absence).
5.    In the event Grantee’s termination of employment or service occurs due to Grantee’s death and the Award is unvested and outstanding as of the date of Grantee’s termination, then in full satisfaction of Grantee’s rights hereunder, the Award will immediately become vested with respect to the Target Payment amount.
6.    In the event Grantee’s termination of employment or service by the Employer occurs due to Disability (as defined in Appendix B to this Agreement) and the Award is unvested and outstanding as of the date of Grantee’s termination, then in full satisfaction of Grantee’s rights hereunder, the Award will immediately become vested with respect to the Target Payment amount. Notwithstanding any other provision of the Plan or this Agreement to the contrary, including Section 27(t) of the Plan, “Disability” shall be defined pursuant to Title 42 USC § 12102, as provided in Appendix B to this Agreement.
7.    In the event Grantee’s employment or service is terminated within two years following the date of a Change in Control either (i) by the Employer other than for Cause, or (ii) by Grantee for Good Reason, and the Award is unvested and outstanding as of the date of Grantee’s termination of employment or service, then in full satisfaction of Grantee’s rights hereunder, the Award will become vested in accordance with the rules under Section 14(b) of the Plan (including, without limitation, the rule requiring that Grantee execute a release of claims in a form reasonably prescribed by the Company as a condition of such accelerated vesting). This paragraph 7 will not be applicable to the Award if the Change in Control results from Grantee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.
8.    Each payment that may become due hereunder shall be made only in cash. Except as otherwise provided in paragraph 18, such payment will be made to Grantee as soon as practicable after the relevant Vesting Date or other vesting event under this Agreement but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Grantee which, in each case, includes the Vesting Date or other vesting event.
9.    Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.

10.    The greatest assets of Unisys1 are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Grantee agrees that:
10.1    Except as illegal or unenforceable under applicable law, to protect the Company’s confidential and proprietary information (including trade secrets) and key business relationships, during the Restricted Period, directly or by assisting or directing others, Grantee will not: (a) solicit, or attempt to solicit, any Covered Employee to terminate the employee’s employment with Company; or (ii) recruit or otherwise induce any Covered Employee to terminate the employee’s employment with Company (collectively the “Employee Non-Solicit Obligations”); (b) solicit, or attempt to solicit, competing business from any Customer; or (ii) otherwise divert any business from any Customer to a competitor of the Company; or (c) within the Territory, perform professional services of the type Grantee provided while employed by the Company for any Company Customer for which Grantee worked during the eighteen (18) months prior to leaving Unisys, unless previously approved by the Company, in writing. For the purposes of this provision, the following definitions apply: (a) “Covered Employee” means any employee of the Company with whom I worked during the Look Back Period; (b) "Customer" means any Company customer to which I was assigned during the Look Back Period; (c) “Look Back Period” means the last eighteen (18) months of Grantee’s employment with the Company (or such shorter time as Grantee was employed); (d) “Restricted Period” means (i) the period of Grantee’s employment with the Company, and (ii) the one (1) year period following the termination of Grantee’s employment with the Company, regardless of why it ends; and (e) “Territory” means any state in which I provided services to a Customer during the Look Back Period.
10.2    Grantee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Grantee’s employment, and Grantee acknowledges his or her continuing obligations under that agreement. Grantee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 10 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Grantee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Grantee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement. Grantee is hereby notified that, pursuant to Title 18 USC § 1833(b), he or she may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Grantee is notified that he or she may disclose a trade secret to his or her attorney and use the trade secret information in a lawsuit alleging retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
10.3    Grantee agrees that Unisys shall be entitled to seek preliminary and permanent injunctive relief, in the event of a breach or threatened breach of any of the covenants contained in this paragraph 10.
10.4    Grantee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Grantee described in paragraph 10.1 to its successors and assigns without any further consent from Grantee.
For purposes of this paragraph 10, the term “Unisys” shall include the Company and all of its subsidiaries.

10.5    The provisions contained in this paragraph 10 shall survive after Grantee’s termination of employment or service or any changes in Grantee’s title, job duties or compensation, and may not be modified or amended except by a writing executed by Grantee and the Chair of the Board of the Company.
10.6    Grantee agrees, after having the opportunity to take legal advice and having regard to all the circumstances, that the restrictions in Section 10.1 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of Unisys and the legitimate commercial interests of Unisys and that they do not unreasonably impose limitations on Grantee’s ability to earn a living. Unisys and Grantee agree that: (a) each restriction in Section 10.1 shall be read and construed independently of the other restrictions in that section so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining Restrictions shall not be affected; and (b) if any restriction in Section 10.1 is found to be void but would be valid and enforceable if some part of it were deleted or reformed, the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.
10.7    Grantee agrees that the benefits received under this Agreement are adequate consideration, sufficient to make the covenants in Section 10 immediately binding and enforceable against Grantee. Grantee understands that the restrictions in Section 10.1 are limited in geographic scope to the United States and any other country in which the Company is engaged in business (or actively planning to engage in business) at the time Grantee’s employment with Unisys ends.
10.8    Grantee understands that they have a right to consult with an attorney regarding the Agreement and that they were advised by the Company to do so. Granteee also acknowledges that they received the Agreement at least fourteen (14) days before Participant is required to sign the Agreement.
10.9    Nothing in this Agreement prohibits Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, or the state or local human rights agency), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
11.    In accepting the Award, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the Plan is operated and the Awards are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Grantee may have under this Agreement may be raised only against the Company but not any subsidiary of the Company (including, but not limited to, the Employer); (iii) no subsidiary of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Grantee under this Agreement; (iv) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu thereof ; (v) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee or its designee; (vi) the grant of the Award and Grantee’s participation in the Plan shall not create a right to employment with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time; (vii) Grantee’s participation in the Plan is voluntary; (viii) the Award, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other subsidiary, and are outside the scope of Grantee’s employment or service contract, if any; (ix) the Award, and the income from and value of same, are not intended to replace any pension rights or compensation; (x) the Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments; (xi) unless otherwise agreed with the Company, the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of any subsidiary; (xii) the future value of the Award is unknown, indeterminable, and cannot be predicted with certainty; (xiii) no claim or entitlement to compensation shall arise from forfeiture of the Award resulting from Grantee’s termination of employment or service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any); (xiv) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xv) if Grantee is employed or providing services outside the United States of America, neither the Company, the Employer nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Grantee pursuant to the settlement of the Award; and (xvi) in the event the Company is required to prepare an accounting restatement, the Award, and any amounts received in respect of the Award, may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, including the Executive Clawback Policy for Recoupment of Erroneously Awarded Compensation, but provided such forfeiture or recoupment is permitted under applicable law.
12.    Grantee acknowledges that neither the Company nor the Employer (or any other subsidiary) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other subsidiary) making any recommendations regarding Grantee’s participation in the Plan. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan.
13.    Regardless of any action the Company or the Employer takes with respect to any or all income tax, employment tax, social insurance, social security, national insurance contribution, payroll tax, contributions, levies payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including the maximum rate applicable in Grantee’s jurisdiction. If Tax-Related Items are withheld in excess of Grantee’s actual tax liability and Grantee does not receive a refund of any over-withheld amount from the Company or the Employer, Grantee may seek a refund from the local tax authorities.
Finally, within ninety (90) days of any tax liability arising, Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that are not satisfied by the means previously described.
14.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal data (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and the Company’s Global Associate Data Protection Notice. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the processing and transfer of the data, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal data (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
15.    If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.
16.    Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language so as to enable Grantee to understand the provisions of this Agreement and the Plan. If Grantee has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.    Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Grantee’s current and future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.    This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be nonqualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Agreement, if the Committee determines in its sole discretion that the Units are nonqualified deferred compensation under Section 409A of the Code, then (i) if Grantee is a “specified employee” within the meaning of Section 409A of the Code, Grantee’s entitlement to settlement of the Award pursuant to paragraphs 6 and 7 shall be as provided in such paragraphs, but payment shall be made on the first business day of the seventh month following Grantee’s termination of employment or service, (ii) for purposes of paragraphs 6 and 7, termination of employment or service shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code, and (iii) except as provided in subparagraph 18(i) hereof, payment will occur within sixty (60) days following the applicable Vesting Date or other settlement event under this Agreement, except as otherwise permitted under Section 409A of the Code in the case of Grantee’s death. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Grantee or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.
19.    The Award shall be subject to any special terms and provisions as set forth in the Addendum for Grantee’s country, if any. Moreover, if Grantee relocates to another country during the life of the Award, the special terms and conditions for such country will apply to Grantee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
20.    This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to the conflict of laws provisions thereof, as provided in the Plan.
For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.
21.    The Company reserves the right to impose other requirements on Grantee’s participation in the Plan and on the Award, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Grantee to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.
22.    Grantee agrees that the Committee or its designee shall have unilateral authority to amend the Plan and the Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the Award.

23.    Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
24.    Depending on Grantee’s country, the broker’s country or the country in which shares of Stock are listed, Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, Grantee’s country, Fidelity’s country or any other stock plan service provider’s country, which may affect Grantee’s ability to directly or indirectly, for his or her self or a third party, accept, acquire, sell, attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock or rights linked to the value of shares of Stock during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee placed before Grantee possessed inside information. Furthermore, Grantee could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and Grantee should consult with Grantee’s own personal legal and financial advisors on this matter before taking any action related to the Plan.
25.    Grantee acknowledges that, depending on Grantee’s country, Grantee may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country within a certain time after receipt. Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should speak to his or her personal advisor on this matter.
26.    To the extent applicable, all references to Grantee shall include Grantee’s beneficiary in the case of Grantee’s death during or after Grantee’s termination of employment or service.

UNISYS CORPORATION

     Michael Thomson
     Chief Executive Officer and President

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my Profit-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation and Human Resources Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my Profit-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

APPENDIX A
UNISYS CORPORATION

2024 Long-Term Incentive and Equity Compensation Plan
Profit-Based Cash Award Agreement

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or Grantee’s relevant Cash Award Agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (the “Addendum”), the “Agreement”).

All of the Cash Awards granted under the Agreement are Profit-Based Cash.

[Year 1] Profit-Based Cash Metric and Performance Determination

The Target Payment, or a specified percentage of the Target Payment, may be earned hereunder to the extent “Non-GAAP Operating Profit” (as defined below) achieves the corresponding level shown in the table below.

“Non-GAAP Operating Profit” – This measure excludes pretax pension and postretirement expense, pretax goodwill impairment charge and pretax charges or gains associated with certain legal matters related to settlements, professional services and legal fees, including legal defense costs, associated with certain legal proceedings, and cost-reduction activities and other expenses. Non-GAAP Operating Profit is subject to adjustment by the Committee for special items.

“Performance Period” means the period beginning January 1, [Year 1] and ending December 31, [Year 3].

Performance Level	Non-GAAP Operating Profit ($M)	Percentage of the Target Payment Earned(1)
Below Threshold		0% of the Target Payment
Threshold		50% of the Target Payment
Target		100% of the Target Payment
Maximum		200% of the Target Payment

(1)    The percentage of the Target Payment earned at performance levels between Threshold and Target, or between Target and Maximum, will be interpolated on a straight-line basis.

In accordance with Section 1 of the Plan, all interpretative questions relating to the determination of performance hereunder will be resolved by the Committee in its sole discretion.

The performance levels shown in the table above and information regarding the Company’s actual Non-GAAP Operating Profit are confidential and may be deemed material non-public information, as defined in the Company’s Insider Trading Policy.

[Year 1] Profit-Based Cash Vesting Date

Except as otherwise provided in Section 5, 6 or 7 of the Agreement, the percentage of the Target Payment earned hereunder, if any, will be determined in accordance with the table above and will vest on the later of the third anniversary of the Date of Grant or the date the Committee certifies the Non-GAAP Operating Profit, provided Grantee then remains in employment or service with the Employer. Any portion of the Target Payment earned and vested hereunder will be paid at the time described in Section 8 of the Agreement.

To the extent not earned, as determined in accordance with the table above, this Award will be forfeited as of the end of the Performance Period.

APPENDIX B

UNISYS CORPORATION

2024 Long-Term Incentive and Equity Compensation Plan
Profit-Based Cash Award Agreement

Title 42 USC § 12102 – Definition of Disability:
(1) DISABILITY. The term “disability” means, with respect to an individual—
(A) a physical or mental impairment that substantially limits one or more major life activities of such individual;
(B) a record of such an impairment; or
(C) being regarded as having such an impairment (as described in paragraph (3)).

(2) MAJOR LIFE ACTIVITIES
(A) In general
For purposes of paragraph (1), major life activities include, but are not limited to, caring for oneself, performing manual tasks, seeing, hearing, eating, sleeping, walking, standing, lifting, bending, speaking, breathing, learning, reading, concentrating, thinking, communicating, and working.
(B) Major bodily functions
For purposes of paragraph (1), a major life activity also includes the operation of a major bodily function, including but not limited to, functions of the immune system, normal cell growth, digestive, bowel, bladder, neurological, brain, respiratory, circulatory, endocrine, and reproductive functions.

(3) REGARDED AS HAVING SUCH AN IMPAIRMENT: For purposes of paragraph (1)(C):
(A) An individual meets the requirement of “being regarded as having such an impairment” if the individual establishes that he or she has been subjected to an action prohibited under this chapter because of an actual or perceived physical or mental impairment whether or not the impairment limits or is perceived to limit a major life activity.
(B) Paragraph (1)(C) shall not apply to impairments that are transitory and minor. A transitory impairment is an impairment with an actual or expected duration of six (6) months or less.

UNISYS CORPORATION
2024 Long-Term Incentive and Equity Compensation Plan

Addendum

Certain capitalized terms used but not defined in this addendum and the attachments to the addendum (collectively, the “Addendum”) have the meanings set forth in the Plan and/or the Agreement.

Terms and Conditions

This Addendum includes additional or different terms and conditions that govern the Award granted to Grantee under the Plan if Grantee resides and/or works in one of the states or countries listed below.

If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Grantee.

Notifications

This Addendum also includes high level information regarding exchange controls and certain other issues of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Addendum as the only source of information relating to the consequences of Grantee’s participation in the Plan (e.g., because the information may be out of date at the time that the Award vests).

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of a particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to his or her situation before taking any action. Grantee acknowledges that Grantee is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements.

Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable in the same manner to Grantee.

UNITED STATES

California: If Grantee is a resident of California, then for so long as Grantee is a resident of California, Section 10.1 shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of California a claim relating to Section 10 arising in California or in any other way deprive Grantee of the substantive protection of California law with respect to a controversy arising in California.

Colorado: If Grantee is a resident of Colorado, then for so long as the Participant is a resident of Colorado: (1) the scope of customers and clients subject to the restrictions in Section 10.1 (b) and (c) shall be modified to cover only those customers and clients with respect to which Grantee would have been provided trade secret information during their employment with Unisys; and (2) Grantee stipulates that the restrictions in Section 10.1 are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”). In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Colorado a claim relating to Section 10 arising in Colorado or in any other way deprive Grantee of the substantive protection of Colorado law with respect to a controversy arising in Colorado.

Minnesota: If Grantee is a resident of Minnesota, then for so long as Grantee is a resident of Minnesota, the restrictions in Sections 10.1 (c) shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Minnesota a claim relating to Section 10 arising in Minnesota or in any other way deprive Grantee of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota.

Washington: If Grantee is a resident of Washington, then for so long as Grantee is a resident of Washington, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Washington a claim relating to Section 10 arising in Washington or in any other way deprive Grantee of the substantive protection of Washington law with respect to a controversy arising in Washington.

AUSTRALIA

Notifications

Securities Law Information

The grant of the Awards is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information

The Plan is a plan to which Subdivsion 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Grantee. If there is no Australian bank involved in the transfer, Grantee will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information

If Grantee holds cash outside Austria, Grantee may be subject to reporting obligations to the Austrian National Bank. Where the cash amounts held outside Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If Grantee receives a dividend payment, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds a certain threshold, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

BELGIUM

There are no country-specific provisions for Belgium.
BRAZIL

Terms and Conditions

Acknowledgement of Nature of Award

This section supplements paragraph 11 of the Agreement:

Grantee agrees that, for all legal purposes, (i) the Plan is not a part of the terms and conditions of Grantee’s employment; and (ii) the income from the Award, if any, is part of Grantee’s remuneration from employment, for all purposes.

Compliance with Law

In accepting the grant of the Award, Grantee acknowledges his or her agreement to comply with applicable Brazilian laws including, without limitation, to report the income recognized in connection with the Award on his or her income tax return and to pay any and all applicable tax associated with the Award.

Notifications

Exchange Control Information

An annual declaration of assets and rights held outside of Brazil may need to be filed with the Central Bank of Brazil if Grantee holds assets or rights exceeding a specified aggregate value. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

Tax on Financial Transaction (IOF)

Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. Grantee is responsible for complying with any applicable Tax on

Financial Transactions arising from his or her participation in the Plan. Grantee should consult with his or her personal tax advisor for additional details.

CANADA

Tax Obligation
Notwithstanding paragraph 13 of the Agreement, Grantee may satisfy any Tax-Related Items through alternate arrangements satisfactory to the Company prior to the arising of the obligation relating to the Tax-Related Items, otherwise such Tax-Related Items shall be satisfied as set forth in paragraph 13.
Termination of Employment
Notwithstanding anything else in the Plan or the Agreement (including paragraph 4 of the Agreement), for purposes of the Agreement, Grantee’s employment or service with the Employer shall be deemed to end on the date on which Grantee ceases to be actively employed by the Employer, which term “actively employed” shall include any period for which Grantee is deemed to be actively employed for purposes of applicable employment standards legislation, and shall exclude any other period of non-working notice of termination or any notice period, whether mandated or implied under local law during which Grantee is not actually employed (e.g., garden leave or similar leave) or during or for which Grantee receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when Grantee is no longer actively employed for purposes of the Agreement without reference to any other agreement, written or oral, including Grantee’s contract of employment, if applicable.
Securities Law Information
Shares of Stock acquired under the Plan are subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any shares of Stock acquired by Grantee pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial and territorial securities laws, including (a) Ontario Securities Commission Rule 72-503 Distributions Outside Canada (“72-503”), if Grantee is a resident in the Province of Ontario; and (b) National Instrument 45-102 Resale of Securities, if Grantee is a resident in the Provinces of Nova Scotia. In Ontario, the prospectus requirement does not apply to the first trade of shares of Stock issued in connection with the Stock Units, provided the conditions set forth in section 2.8 of 72-503 are satisfied. In Nova Scotia, the prospectus requirement does not apply to the first trade of shares of Stock issued in connection with the Restricted Stock Units, provided the conditions set forth in section 2.14 of 45-102 are satisfied. The shares of Stock acquired under the Plan may not be transferred or sold in Canada or to a Canadian resident other than in accordance with applicable provincial or territorial securities laws. Grantee is advised to consult Grantee’s legal advisor prior to any resale of shares of Stock.
Data Protection
Paragraph 14 of the Agreement is replaced in its entirety with the following paragraph.
14.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal information (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and any applicable data protection notice and/or privacy policy/statement. Such personal information may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing

Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the use and transfer of the personal information, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal information also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal information (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal information would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
Restrictive Covenants (for employees in Ontario): Paragraph 10.1 is replaced in its entirety with the following paragraph:

Except as illegal or unenforceable under applicable law, during employment and for twelve months after leaving Unisys, Grantee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; or (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Grantee was assigned at any time during the eighteen months prior to leaving Unisys.
The following provisions are applicable to Grantees who are resident in Quebec:
Data Protection

The following provision supplements Paragraph 14 of the Agreement:

Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information regarding Grantee’s grant of Restricted Stock Units from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company, any of its subsidiaries, and the administrator of the Plan to disclose and discuss Grantee’s participation in the Plan with their advisors. Grantee further authorizes the Company and any of its subsidiaries to record such information and to keep such information in Grantee’s employee file. Grantee acknowledges and agrees that Grantee’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, Grantee also acknowledges that the Company, the Employer, any of its subsidiaries, and the administrator of the Plan may use technology for profiling purposes and make automated decisions that may have an impact on Grantee or the administration of the Plan.

French Language Documents

A French translation of the Agreement and the Plan may be made available to Grantee, to the extent the Company determines that such a translation is required. Grantee understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, if the Company determines that translation of such additional information is required, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless Grantee indicates otherwise, the French version of this document and certain other documents related to the Restricted Stock Units will govern Grantee’s participation in the Plan.

Documents en français

Une traduction française du présent Contrat et du Régime pourrait être mise à la disposition du Bénéficiaire, dans la mesure où la Société détermine qu'une telle traduction est nécessaire. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives à l'offre du Régime peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, si la Société détermine que la traduction de ces informations supplémentaires est nécessaire, la Société traduira en français les documents relatifs à l'offre du Régime dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire de la Contrat, et sauf indication contraire fournie par le Bénéficiaire, la version française du présent document et de certains autres documents relatifs aux droits sur des actions assujettis à des restrictions (« RSUs ») régira la participation du Bénéficiaire au Régime.

COLOMBIA

Terms and Conditions

Labor Law Acknowledgement and Policy Statement

By voluntarily accepting the Award, Grantee acknowledges that no cash payment he or she may receive pursuant to the Restricted Stock Units will constitute a component of his or her “salary” under Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), as may be amended from time to time, and will not be considered as made in the nature of a salary payment for any and all legal purposes, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. As the payments Grantee receives pursuant to the Awards are wholly discretionary, do not exclusively depend on Grantee’s performance and are not granted as direct remuneration for any services Grantee may provide, they will be considered of an extraordinary nature and will not be considered for the payment and/or calculation of any legal or extralegal benefit that may be determined based on Grantee’s salary.

Notifications

Securities Law Information

Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information

Payments for an investment originating in Colombia (and the liquidation of such investments) may be required to be transferred through the Colombian foreign exchange market (e.g., local banks). Grantee is responsible for complying with any and all Colombian foreign exchange restrictions, approvals, registration and reporting requirements in connection with the Award. This may include reporting obligations to the Central Bank, to the extent such reporting is required. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

COSTA RICA

There are no country-specific provisions for Costa Rica.

FRANCE

Terms and Conditions

Consent to Receive Information in English

By accepting the Award, Grantee confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. Grantee accepts the terms of those documents accordingly.

En acceptant l’Attribution, le Participant confirme avoir lu et compris le Plan et le présent Accord (« Agreement ») y inclus tous leurs termes et conditions, qui ont été communiqués en langue anglaise. Le Participant accepte les dispositions de ces documents en toute connaissance de cause.

Notifications

Nature of Award

The Awards are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. and L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.

Exchange Control Information

Grantee may be required to report the value of any cash or securities that he or she brings into France or sends out of France without the use of a financial institution to the French Customs and Excise Authorities when the value of such cash or securities reaches or exceeds the threshold amount. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

GERMANY

Notifications

Exchange Control Information

Cross-border payments in excess of EUR 50,000 must be reported to the German Federal Bank (Bundesbank). If Grantee makes or receives a payment in excess of this amount, Grantee must report the payment withheld or sold to Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as is permitted or required by Bundesbank.

HUNGARY

There are no country-specific provisions for Hungary.

INDIA

Notifications

Exchange Control Information

Grantee may be required to repatriate the cash proceeds upon settlement of the Award and convert such proceeds into local currency within specified timeframes as required under applicable regulations. Grantee also may be required to retain evidence of such repatriation. Grantee also may be required to provide information regarding funds received from participation in the Plan to the Company and/or the Employer to enable them to comply with reporting requirements under exchange control laws in India.

It is Grantee's responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. Grantee also agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

NETHERLANDS

There are no country-specific provisions for the Netherlands.

NEW ZEALAND

Terms and Conditions

Securities Law Information

Warning

If the Company runs into financial difficulties and is wound up, Grantee will be paid only after all creditors have been paid. Grantee may lose some or all of his or her rights under the Award.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Grantee may not be given all the information usually required. Grantee will also have fewer other legal protections for this investment.

In compliance with applicable New Zealand securities laws, Grantee is entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any).

Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing him- or herself.

SPAIN

Terms and Conditions

Nature of Award

This section supplements paragraph 11 of the Agreement:

In accepting the grant of the Award, Grantee consents to participation in the Plan and acknowledges having received a copy of the Plan.

Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Awards under the Plan to individuals who may be eligible to receive an Award under the Plan. This decision is a limited decision that is entered into upon the express assumptions and conditions that (i) any grant will not bind the Company or any subsidiary of the Company other than as expressly set forth in this Agreement; (ii) the Award and any cash payment issued upon settlement of the Award are not a part of any employment or service contract with the Employer and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise provided in the Agreement, the Award will cease vesting upon the Grantee's termination of employment or service, as detailed below. In addition, Grantee understands that this grant would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Award shall be null and void.

Further, Grantee understands and agrees that the Award will be cancelled immediately without entitlement to any cash payment if Grantee's employment or service is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.

SWITZERLAND

Terms and Conditions

Tax acknowledgment

This provision supplements paragraph 13 of the Agreement.

In accepting the grant of the Award, Grantee acknowledges that any liability to taxation arising in respect of the grant of Awards or otherwise in connection with the Plan shall be in the account of Grantee, in accordance with Article 17 et seqq. of the Swiss Direct Federal Tax Law, as may be amended from time to time. No liability is assumed by the Company in respect thereof. Grantee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to the Swiss tax authorities (or any other relevant authority).

Notifications

Securities Law Information

The Award is not intended to be publicly offered in or from Switzerland. Because the offer is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other material relating to the offer of the Award (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services, as may be amended from time to time (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or a subsidiary or (c) has been or will be filed with, approved by or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority).

UNITED KINGDOM

Terms and Conditions

Tax Acknowledgment

This section supplements paragraph 13 of the Agreement.

Without limitation to paragraph 13, Grantee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  Grantee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, in the event that Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Grantee understands that he or she may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by Grantee, in case the indemnification could be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NIC”) may be payable. Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any National Insurance contributions due on this additional benefit, which may also be recovered from Grantee at any time by any of the means referred to in paragraph 13 of the Agreement.